EXHIBIT 10.16

Reliant Pharmaceuticals, Inc.

110 Allen Road

Liberty Corner, NJ  07938

908-580-1200

Fax: 908-542-9405

www.ReliantRx.com

July 28, 2006

HIGHLY CONFIDENTIAL

Bob Ferguson

Reliant Pharmaceuticals, Inc.

Dear Bob:

With the very successful launch of Omacor® and its promise of combination products with expanded indications, our Company is entering a phase of significant growth. This is due in large part to your individual efforts along with those of your colleagues, and we take this opportunity to thank you for your extraordinary commitment and very hard work.

We are very pleased with the Company’s recent progress and recognize the importance of sustained individual commitment in a cohesive organization in order to fully exploit our opportunities going forward.

We will soon have a new CEO to work with all of us to take Reliant to the next level of growth and we expect that the new CEO will likely be in place by the end of 2006 or the beginning of 2007. We recognize that this process may be somewhat distracting and we want to provide you with a one-time, special incentive to assure sustained excellence, focus and cooperation within the organization during the CEO succession process. I want you to know that the Board of Directors and the Compensation Committee enthusiastically support the special incentive program.

In general, the special incentives will provide a retention bonus to special incentive recipients who remain employed and in good standing with the Company through July 31, 2007 (or who are terminated by the Company without Cause or who leave the Company with Good Reason). For special incentive recipients who do not currently have a severance arrangement in place, severance protection will be provided as well. The specific terms of your personalized special incentive are set forth on Exhibit A attached to this letter. Formal documentation of the terms described in Exhibit A will follow shortly.

As you would imagine, the number of individuals in this program is very small, so it is a condition of your actually receiving the special incentive that you not share your participation or the details of your special incentive with anyone else in the Company.

Please be assured that I continue to be fully committed to the Company and its employees. I look forward to working with you to realize Reliant’s full potential.

So, congratulations for all of your hard work and being included in the special incentive program!  Staying together and committed, we will continue to build Reliant into a company all will be proud to be a part of.

Sincerely,

Ernie Mario, Ph.D.
Chairman and CEO

Attachment

cc:  Mark Hoplamazian,

Chairman, Compensation Committee of the Board of Directors

CONFIDENTIAL

EXHIBIT A

SPECIAL INCENTIVE

Bob Ferguson (“Participant”)

I. Retention Bonus:

Bonus Amount:                                                                                                           $350,000.00.

Condition of Payment:                                                                        Participant must be employed and in good standing on July 31, 2007. Payment would be made on August 1, 2007, subject to only to receipt from the participant of a general release in the form to be attached to the formal documentation of the Retention Bonus. No other performance or time based conditions on payment.

Payment Acceleration:                                                                       If the Participant is terminated by the Company prior to July 31, 2007 without Cause (as defined below) or if the Participant leaves the Company with Good Reason (as defined below), then the Participant would receive the retention bonus amount on August 1, 2007, subject to only to receipt from the participant of a general release in the form to be attached to the formal documentation of the Retention Bonus.

II. Severance Benefit:1

Participant will be entitled to a severance benefit of one year’s salary and medical benefit continuation if the Participant is terminated by the Company without Cause or if the Participant leaves the Company for Good Reason during the period from July 31, 2006 through the later of (a) the 12 month anniversary of the start date of the new CEO and (b) January 31, 2008 (the “Benefit Period”). The severance benefit described in this Section II is incremental to (and not instead of) the Retention Bonus described above.

1  In the event that Participant’s pre-existing entitlements are equal to or better than the cash severance benefit described in this Section II (as determined by the Compensation Committee in consultation with the Participant), the pre-existing terms would control.

III. Extension of Option Exercise Period:

In the event Participant is terminated without Cause (as defined below) or leaves the Company with Good Reason (as defined below) during the Benefit Period, the exercise period for Participant’s vested options on the date of termination would be extended until (a) the later of (i) December 31 of the calendar year in which the option otherwise would have expired, or (ii) the fifteenth day of the third month following the date the options otherwise would have expired or (b) a future fiscal year (i.e., 2008, 2009 or 2010) that needs to be agreed upon currently in connection with formally documenting the benefits described above and the option exercise extension (if triggered by early termination as described above).2

IV. Defined Terms:

For the purposes of this Exhibit A and the formal documentation of the terms of Exhibit A,  the terms “Cause” and “Good Reason” will be defined as set forth below:

“Cause” means (a) in the event that Participant’s employment agreement or employment offer letter includes a definition of “Cause”, then such definition shall govern or (b) in all other cases, termination by the Company of your employment with the Company due to (i) Participant’s commission of an act of fraud or embezzlement against the Company or any affiliate thereof, (ii) Participant’s breach of one or more of the following duties to the Company:  (A) the duty of loyalty, (B) the duty not to engage in self-dealing with respect to the Company’s assets, properties or business opportunities, except as approved in writing by the Board, (C) the duty of honesty or (D) any other fiduciary duty which you owe to the Company, (iii) Participant’s conviction of (or a plea of nolo contendere in lieu thereof) for (A) a felony or (B) a crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct with respect to Participant’s duties to the Company, including, but not limited to, knowing and intentional violation of written policies of the Company, including policies regarding confidential information and non-competition, or specific directions of the Board or superior officers of the Company, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require you to violate reasonable business ethical standards, or (v) Participant’s failure, after written notice from the Company, to render services to the Company in accordance with Participant’s employment duties, which failure is not cured within 10 days of receipt of such notice.

“Good Reason” means (a) in the event that Participant’s employment agreement or employment offer letter includes a definition of “Good Reason”, then such definition shall govern or (b) in all other cases, (i) a material reduction in Participant’s base salary and benefits from the levels provided as of July 31, 2006, (ii) a material reduction of Participant’s duties and responsibilities from those in

2  Please note that these time periods are driven by 409A (deferred compensation rules) considerations.

effect as of July 31, 2006, or (iii) without Participant’s consent, Participant is relocated for at least six (6) months to a location more than seventy-five (75) miles from your current principal place of employment.